UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

BIOAMBER INC.

(Exact name of registrant as specified in charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Rene Levesque West, Suite 4310 Montreal, Quebec, Canada H3B 4W8

(Address of principal executive office)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 31, 2017, BioAmber Inc. (the “Company”) entered into a Mutual Separation Agreement with Mario Saucier (the “Separation Agreement”) effective March 28, 2017 (the “Separation Date”). Entry into the Separation Agreement was made in connection with Mr. Saucier’s departure from his role of Chief Financial Officer of the Company, as more particularly described in Item 5.02 to this Current Report on Form 8-K (this “Report”).

Pursuant to the Separation Agreement, as consideration for a general release of claims against the Company and related parties identified in the Separation Agreement, Mr. Saucier is entitled to receive the following:

(a)	a severance payment, payable immediately, amounting to CAD$313,333, less applicable deductions required by law under retiring allowance provisions;
(b)	continuation of health insurance coverage for a period of 10 months following the Separation Date; and
(c)

subject to the approval of the Company’s compensation committee, extension of the period of time during which Mr. Saucier may exercise vested options to purchase shares of common stock of the Company, from six months to two years following the Separation Date.

The foregoing description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

In addition, on March 29, 2017, our Board of Directors approved the terms of Mr. Land’s compensation in connection with Mr. Land’s appointment as our Interim Chief Financial Officer, as more particularly described in Item 5.02 to this Report.  Pursuant to such terms, Mr. Land will be entitled to receive a monthly consulting fee of $21,250.

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2017, the Board of Directors of the Company and Mario Saucier mutually agreed that Mr. Saucier would cease serving in his role as Chief Financial Officer of the Company, as of the Separation Date. Mr. Saucier has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Saucier’s separation, on March 31, 2017, the Company and Mr. Saucier entered into the Separation Agreement, as more particularly described in Item 1.01 of this Report, a copy of which is attached to this Report as Exhibit 10.1.

In addition, on March 28, 2017, Mr. Raymond J. Land, a member of our Board of Directors, has been appointed as our Interim Chief Financial Officer, who will serve as our principal financial officer and our principal accounting officer.  Mr. Land has served on our Board of Directors since 2011 and has been the Chairman of our board of directors since February 2012. Mr. Land retired after most recently serving as the Senior Vice President and Chief Financial Officer of Clarient, Inc., a cancer diagnostics company, where he worked from 2008 until his retirement.

In connection with Mr. Land’s appointment, on March 29, 2017, our Board of Directors approved the terms of Mr. Land’s compensation as our Interim Chief Financial Officer, as more particularly described in Item 1.01 of this Report.

In connection with Mr. Land’s appointment as our Interim Chief Financial Officer, Mr. Land resigned from all committees of our Board of Directors, and the certain other members of our Board of Directors were appointed to those committees.  Mr. George F. J. Gosbee was appointed to serve on our audit committee, and Ms. Ellen B. Richstone was appointed as the chair of our audit committee.  Following such appointments, our audit committee consists of Ellen B. Richstone (Chair), George F. J. Gosbee, Heinz Haller and Kenneth W. Wall.  In addition, Mr. Wall was appointed to serve on our compensation committee.  Following such appointment, our compensation committee consists of George F. J. Gosbee (Chair), Ellen B. Richstone and Kenneth W. Wall.

A copy of the press release by the Company announcing the above-described changes is furnished with this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Mutual Separation Agreement by and between the Company and Mario Saucier, dated as of March 31, 2017.
99.1	Press release of BioAmber Inc. issued March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAMBER INC.
Date: March 31, 2017	By: /s/ Fabrice Orecchioni
President and Acting Chief Executive Officer